Exhibit 19.1

ELASTIC N.V.

INSIDER TRADING POLICY

and
Guidelines with Respect to Certain Transactions in Securities

Amended and Restated: April 2, 2025

TABLE OF CONTENTS
Page

INTRODUCTION    4
Legal prohibitions on insider trading    4
Detection and prosecution of insider trading    4
Penalties for violation of insider trading laws and this Policy    4
Compliance Officer    5
Reporting violations    5
Personal responsibility    5
PERSONS AND TRANSACTIONS COVERED BY THIS POLICY    6
Persons covered by this Policy    6
Types of transactions covered by this Policy    6
Responsibilities regarding the nonpublic information of other companies    6
Applicability of this Policy after your departure    6
No exceptions based on personal circumstances    6
MATERIAL NONPUBLIC INFORMATION    7
“Material” information    7
“Nonpublic” information    8
POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION    9
Confidentiality of nonpublic information    9
No trading on material nonpublic information    9
No disclosing material nonpublic information for the benefit of others    9
Obligation to disclose material nonpublic information to the Company    10
Responding to outside inquiries for information    10
TRADING BLACKOUT PERIODS    11
Quarterly blackout periods    11
Special blackout periods    11
Regulation BTR blackouts    11
No “safe harbors”    12
PRE-CLEARANCE OF TRADES    13
ADDITIONAL RESTRICTIONS AND GUIDANCE    14
Short sales    14
Derivative securities and hedging transactions    14
Using Company securities as collateral for loans    14
Holding Company securities in margin accounts    14
Placing open orders with brokers    15
LIMITED EXCEPTIONS    16
Transactions pursuant to a trading plan that complies with SEC rules    16
Participation in Elastic N.V. 2022 Employee Stock Purchase Plan (“ESPP”)    17
Receipt and vesting of share options, restricted shares and share appreciation rights    17
Exercise of share options for cash    17
Share splits, share dividends and similar transactions    17

Change in form of ownership    17
Bona fide gifts, charitable contributions and inheritance    18
Other exceptions    18
COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT    19
Obligations under Section 16    19
Notification requirements to facilitate Section 16 reporting    19
Personal responsibility    19
ADDITIONAL INFORMATION    20
Delivery of Policy    20
Amendments    20

SCHEDULE I    (Pre-clearance checklist)

SCHEDULE II    (Requirements for trading plans)

INTRODUCTION

Elastic N.V. (together with its subsidiaries, the “Company”) opposes trading in securities of the Company and other entities specified in this Policy while aware of material nonpublic information related to the Company or any such other entity, or providing without authorization such information to another to enable them to engage in such a transaction. Any such actions by persons covered by this Insider Trading Policy (the “Policy”), will be deemed a violation of this Policy.

Legal prohibitions on insider trading

The antifraud provisions of U.S. federal securities laws prohibit directors, executive officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.

These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, executive officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

Detection and prosecution of insider trading

The Securities and Exchange Commission (the “SEC”), securities exchanges and other regulators use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.

Penalties for violation of insider trading laws and this Policy

Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:
•damages in a private lawsuit;
•disgorging any profits made or losses avoided;
•imprisonment for up to 20 years;
•criminal fines of up to $5 million for individuals and $25 million for entities;
•civil fines of up to three times the profit gained, or loss avoided;
•a bar against serving as an executive officer or director of a public company; and
•an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

Controlling person liability. As of the effective date of this Policy, the penalty for “controlling person” liability is a civil fine of up to the greater of $2.1 million or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy. The Company may also notify and cooperate with the SEC, any other regulators, and securities exchanges about such suspected violations.

Compliance Officer

Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Chief Legal Officer of the Company, who shall act as the “Compliance Officer” under this Policy unless the Company’s Board of Directors shall designate another individual to act as the Compliance Officer. The Compliance Officer is generally responsible for the administration of this Policy. The Compliance Officer may select others to assist with the execution of their duties. The Compliance Officer has the discretion, on a case-by-case basis and in appropriate circumstances in the Compliance Officer’s judgment, to waive or modify the application of any provision of this Policy with respect to any person and any transaction so long as no such waiver or modification would result in any person subject to this Policy engaging in a transaction in securities of the Company or another covered company while aware of material nonpublic information. Any transaction undertaken pursuant to any such waiver or modification shall be deemed to be in compliance with this Policy.

Reporting violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, you may use our web-reporting tool available at https://www.elastic.co/about/trust. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

Personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY

Persons covered by this Policy

This Policy applies globally to all directors, executive officers, employees, and other agents (such as consultants and independent contractors) of the Company. References in this Policy to “you” (as well as general references to directors, executive officers, employees and agents of the Company) include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.

Types of transactions covered by this Policy

Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving any securities of the Company or any securities of other companies referred to below as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales, bona fide gifts and other transfers of ordinary shares, options, warrants, preferred shares, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

Responsibilities regarding the nonpublic information of other companies

This Policy prohibits trading in and tipping with respect to securities of any companies (referred to in this Policy as “covered companies”) about which you possess material nonpublic information obtained in the course of your service with the Company and which are companies with which the Company (i) transacts business, such as the Company’s customers, distributors, suppliers and channel partners, or (ii) is considering or engaging in a transaction or business relationship, such an acquisition, joint venture or strategic alliance. This Policy also prohibits the unauthorized disclosure or other misuse of any nonpublic information of covered companies.

Applicability of this Policy after your departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be employed by or otherwise engaged in service with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

No exceptions based on personal circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

MATERIAL NONPUBLIC INFORMATION

“Material” information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information with respect to the Company or another issuer of securities that would often be regarded as material include information with respect to:
•Sales performance or forecasts, such as bookings attainment, bookings results or forecasts, renewals performance, or professional services performance;
•Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;
•Restatements of financial results, or significant impairments, write-offs or restructurings;
•Changes in independent auditors, or notification that the Company or other issuer may no longer rely on an audit report;
•Business plans or budgets;
•Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
•Significant product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
•Significant developments in research and development or relating to intellectual property;
•Significant legal or regulatory developments, whether actual or threatened;
•Major events involving the securities of the Company or other issuer, including calls of securities for redemption, adoption or significant expansion of share repurchase programs, option repricings, share splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•Significant corporate events, such as a pending or proposed merger or acquisition, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company or other issuer;
•Major personnel changes, such as changes in senior management or lay-offs;
•Significant data breaches or other significant cybersecurity events;
•Updates regarding any prior material disclosure that has materially changed; and
•The existence of a special blackout period.

If you have any questions as to whether information should be considered “material,” you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

“Nonpublic” information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least two full trading days have elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Even if information is widely known throughout the Company, it may still be nonpublic. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.

The term “trading day” means a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

Confidentiality of nonpublic information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Legal Department.

All directors, executive officers, employees and agents of the Company are required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

No trading on material nonpublic information

Except as discussed in the section entitled “Limited Exceptions,” you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any covered company if you are aware of material nonpublic information about that company obtained in the course of your service with the Company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

No disclosing material nonpublic information for the benefit of others

You may not disclose material nonpublic information concerning the Company or any covered company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of such companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. The prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the internet, blogs, investor forums or chat rooms where companies and their performance or prospects are discussed.

Obligation to disclose material nonpublic information to the Company

You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions,” unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the Company’s board of directors (“Board of Directors”), before any transaction is permissible.

Responding to outside inquiries for information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Legal Officer, the Chief Financial Officer or the head of Investor Relations. The Company is required under the SEC’s Regulation FD (Fair Disclosure) to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information at the same time. Violations of this regulation can subject the Company to SEC enforcement actions, which may result in injunctions and monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information simultaneously with its other disclosure of such information in compliance with Regulation FD. Please consult the Company’s External Communications Policy for more details.

TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and executive officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading while aware of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly blackout periods

Except as discussed in the section entitled “Limited Exceptions,” directors, executive officers and other employees and agents of the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods.

Quarterly blackout periods begin at the beginning of the fifteenth day of the third month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals could possess or have access to material nonpublic information relevant to the expected financial results for the quarter. For instance, if the Company were to disclose results for the third fiscal quarter (ending on January 31) before the start of trading on Friday, March 1, the quarterly blackout period would run from January 1 to the start of trading on Tuesday, March 5. If the Company were to disclose results after the start of trading on Friday, March 1, the quarterly blackout period would end at the start of trading on Wednesday, March 6. The next quarterly blackout period would commence on April 1.

Special blackout periods

From time to time, the Company may also prohibit directors, executive officers, employees and agents from engaging in transactions involving the Company’s securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

The Company will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer, and should not disclose to others the fact of such suspension of trading. Even if you have not been notified of a special blackout period, but are aware of material nonpublic information, the restrictions under this Policy still apply to you.

Regulation BTR blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or executive officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanctions by the SEC, as well as potential criminal liability.

The Company will notify directors and executive officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

No “safe harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions,” directors and executive officers should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer, who will seek further pre-clearance of the transaction from the Company’s Chief Financial Officer or Corporate Controller. In addition, the Company has determined that certain other employees and agents of the Company that may have regular or special access to material nonpublic information should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer will provide notice from time to time to the other employees and agents whom the Company has determined should be subject to the pre-clearance requirements. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer and Chief Financial Officer or Corporate Controller have pre-cleared the transaction.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and executive officers facilitates compliance with Rule 144 resale restrictions under the Securities Act, the liability and reporting provisions of Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Compliance Officer that you are not in possession of material nonpublic information.

The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. Further, pre-clearance of a transaction may take some time, so individuals subject to pre-clearance requirements are encouraged to allow sufficient time to obtain pre-clearance.

ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.
Short sales

Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

Derivative securities and hedging transactions

You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Share options, share appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to the prohibition described in this paragraph.

Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions may subject themselves to an increased risk of violating securities laws.

Using Company securities as collateral for loans

You may not pledge Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for executive officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

Holding Company securities in margin accounts

You may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for executive officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

Placing open orders with brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for executive officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.

Transactions pursuant to a trading plan that complies with SEC rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”), provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1 and (ii) is approved by the Compliance Officer, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, the Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with the Compliance Officer prior to entering into any trading plan.

The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy, including the Requirements for Trading Plans and the Guidelines for Trading Plans attached as Schedule II to this Policy as well as any other guidelines for Trading Plans established by the Company.

Trading plans must be filed with the Compliance Officer and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by the Company.

SEC rules require the Company to disclose in its periodic SEC reports whether the Company’s directors and executive officers have adopted or terminated Rule 10b5-1 trading plans during the Company’s last fiscal quarter, as well the material terms of any such trading plan (other than the prices at which trades are authorized), such as the name of the director or executive officer, the date of adoption or termination of the plan, the duration of the plan, and the total number of securities to be purchased or sold under the plan. For purposes of this reporting requirement, any modification or change to the amount, price or timing of the purchase or sale of securities underlying an existing plan would constitute the termination of that plan and the adoption of a new plan.

The Company also is required under SEC rules to report comparable information about the adoption or termination by any director or executive officer of any other written pre-planned trading arrangement that meets specified criteria but does not qualify for the affirmative defense to Rule 10b-5 liability under Rule 10b5-1.

Participation in Elastic N.V. 2022 Employee Stock Purchase Plan (“ESPP”)

The trading restrictions under this Policy apply to any sales or other transfers of shares purchased through the ESPP. Except as otherwise determined by the Compliance Officer, the trading restrictions under this Policy do not apply to (i) purchases of Company shares under the ESPP resulting from your periodic contributions of money to the ESPP pursuant to your payroll deduction election, or (ii) the elections you may make under the ESPP to (a) enroll or re-enroll in the ESPP, (b) increase or decrease the amount of your periodic payroll deductions that will be used to purchase Company shares, (c) suspend payroll deductions, or (d) withdraw from the ESPP.

Receipt and vesting of share options, restricted shares and share appreciation rights

The trading restrictions under this Policy do not apply to the acceptance of share options, restricted shares or share appreciation rights issued or offered by the Company, or the purchase of restricted shares. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of share options, restricted shares or share appreciation rights in accordance with applicable plans and agreements. However, the sale of securities described in this paragraph remains subject to the Policy.

The trading restrictions under this Policy do not apply to the net share withholding of equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and the individual is not in possession of material nonpublic information. In addition, the trading restrictions under this Policy do not apply to sell to cover transactions, to the extent approved and implemented by the Company, where shares are sold by the individual in order to satisfy tax withholding requirements.

Exercise of share options for cash

The trading restrictions under this Policy do not apply to the exercise of share options for cash under the Company’s share option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of share options in a share-for-share exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise, so long as that election is irrevocable and made in writing at a time when a trading blackout is not in place and the individual is not in possession of material nonpublic information. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a share option, (ii) a cashless exercise of a share option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Share splits, share dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a share split or share dividend applying equally to all securities of a class, or similar transactions.

Change in form of ownership

Certain transactions that involve merely a change in the form in which you own securities may be permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime. Contact the Compliance Officer if you are considering such a transaction.

Bona fide gifts, charitable contributions and inheritance

Dispositions of Company securities by bona fide gifts (including charitable contributions) are not transactions restricted by this Policy unless the donor making the gift has reason to believe that the recipient intends to sell the securities while the donor is aware of material nonpublic information or is subject to a trading blackout period.  Any such transactions, as well as any transaction involving a transfer of Company securities by will or the laws of descent or distribution (to which the trading restrictions of this Policy do not apply), shall be subject to pre-clearance by the Compliance Officer or, in the absence of the Compliance Officer, the Chief Financial Officer.

Other exceptions

Any other categorical exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors (or the chair of such a committee).

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Obligations under Section 16

Section 16 of the Exchange Act, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, executive officers, large shareholders and certain other persons. The Company has provided, or will provide, memoranda and other materials addressing these matters.

The Company will notify those persons required to comply with Section 16 of the Exchange Act , and the related rules and regulations, because of their positions with the Company. The Compliance Officer may amend the list of persons receiving this notice from time to time to reflect the election of new executive officers or directors, any change in the responsibilities of executive officers or other employees and any promotions, demotions, resignations or departures.

Notification requirements to facilitate Section 16 reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (trade date, number of shares, exact price, use of a trading plan and other required information) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

Personal responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

ADDITIONAL INFORMATION

Delivery of Policy

This Policy will be delivered to all directors, executive officers, employees and agents of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each director, executive officer, employee and agent of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer or, following the filing of this Policy with the SEC as an exhibit to the Company’s annual report on Form 10-K, may be viewed on the SEC’s website.

*    *    *

Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

SCHEDULE I
ELASTIC N.V.

INSIDER TRADING POLICY — PRE-CLEARANCE CHECKLIST

Person proposing to trade:
Proposed trade:
Manner of trade:
Proposed trade date:
No blackout period. The proposed trade will not be made during a quarterly or special blackout period.
No pension fund blackout under Regulation BTR.* There is no pension fund blackout period in effect.
No prohibition under Insider Trading Policy. The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.
Section 16 compliance.* The person confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matchable past (or intended future) transactions.
Form 4 filing.* A Form 4 has been or will be completed and will be timely filed with the SEC, if applicable.
Rule 144 compliance.
The “current public information” requirement has been met (i.e., all Form 10-Ks/10-Q reports and other relevant reports during the last 12 months have been filed with the SEC);
The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume on the New York Stock Exchange during the last four weeks) are not exceeded, and the person is not part of an aggregated group;
The manner of sale requirements will be met (a “brokers’ transaction” or directly with a market maker or a “riskless principal transaction”); and
A Form 144 has been completed and will be timely filed with the SEC.
Rule 10b-5 compliance. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material.
* Applies if the individual is a director or an executive officer subject to Section 16 of the Securities Exchange Act of 1934.

                                ______________________________________________
(Signature of Compliance Officer)

                                ______________________________________________
(Print name of Compliance Officer)

                                ______________________________________________
(Date)

I am not aware of material nonpublic information regarding the Company. I am not trading on the basis of any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis.

______________________________________________
(Signature of person proposing to trade)

                                ______________________________________________
(Date)

SCHEDULE II

ELASTIC N.V. REQUIREMENTS FOR TRADING PLANS

(Amended and Restated: April 19, 2023)

For transactions under a trading plan to be exempt from (i) the prohibitions in the Company’s insider trading policy (the “Insider Trading Policy”) with respect to transactions made while aware of material nonpublic information and (ii) the pre-clearance procedures and blackout periods established under the Insider Trading Policy, the trading plan and the person adopting the trading plan must comply with the conditions to the availability of the affirmative defense set forth in Rule 10b5-1(c)(1) under the Exchange Act, as amended (the “Exchange Act”), and meet other requirements as set forth below. Each reference in this Schedule II to a “trading plan” refers to a trading plan that meets the conditions to the availability of the affirmative defense set forth in Rule 10b5-1(c)(1) under the Exchange Act:

1.The trading plan must be in writing and signed by the person adopting the trading plan.

2.The trading plan must be adopted at a time when:
◦the person adopting the trading plan is not aware of any material nonpublic information; and
◦there is no quarterly, special or other trading blackout in effect with respect to the person adopting the trading plan.

3.The person adopting the trading plan must certify in the trading plan on the adoption date of the trading plan that the person (1) is not aware of any material nonpublic information about the Company securities or the Company and (2) is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

4.The person who adopted the trading plan must act in good faith with respect to the trading plan during the term of the trading plan..

5.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

6.Except as specifically permitted by Rule 10b5-1(c)(1), the person adopting the trading plan must not have another trading plan, or subsequently enter into another trading plan, for open-market purchases or sales of the same Company securities during any part of the period in which the new trading plan is to be effective.

7.Except as specifically permitted by Rule 10b5-1(c)(1), if the trading plan is a single-trade plan, the person adopting the trading plan may not have adopted another trading plan during the prior 12-month period that was designed to effect in a single transaction the open-market purchase or sale of all of the Company securities covered by the prior plan.

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8.The first trade under the trading plan may not occur at the earliest until the expiration of the minimum waiting period required by Rule 10b5-1(c)(1) applicable to the person who adopted the trading plan.

9.The trading plan must have a minimum term of one year (starting from when trades may first occur in accordance with these requirements).

10.All transactions during the term of the trading plan (except for the other “Limited Exceptions” identified in the Insider Trading Policy) must be conducted through the trading plan.

11.Regarding modifications of a trading plan:
•A modification of an existing trading plan involving a modification or change in the amount, price or timing of the purchase or sale of the securities underlying the trading plan (a “material modification”) will constitute the termination of the existing trading plan and the adoption of a new trading plan subject to all of the requirements of this Schedule II applicable to the adoption of a trading plan.
•The trading plan may only be subject to a material modification or be otherwise modified when the person modifying the trading plan is not aware of material nonpublic information.
•The trading plan may only be subject to a material modification or be otherwise modified when there is no quarterly, special or other blackout in effect with respect to the person modifying the trading plan.
•The first trade under the modified trading plan not involving a material modification may not occur until 45 calendar days following modification of the trading plan.
•The modified trading plan must have a minimum term of one year from the time when trades may first occur under the modified trading plan in accordance with these requirements.

12.Within the one-year period preceding the adoption of a trading plan or material modification of a trading plan, a person may not have otherwise adopted a trading plan or made a material modification of a trading plan more than once.

13.If the person that adopted the trading plan terminates the trading plan prior to its stated duration, he or she may not trade in the Company’s securities until 45 calendar days after termination.

14.The Company must be notified in advance of any modification or termination of the trading plan and of any suspension of trading under the trading plan.

15.The Company must have authority to require the suspension or cancellation of the trading plan at any time.

16.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
•trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
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•the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
•the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the trading plan.

17.All transactions under the trading plan must be effected in accordance with applicable law.

18.The trading plan (including any modified trading plan) must meet such other requirements as the Chief Legal Officer may determine, including such other requirements as the Chief Legal Officer may determine to be necessary or appropriate for any trading plan to comply with Rule 10b5-1 and other rules of the Securities and Exchange Commission as in effect from time to time.

19.The trading plan (including any modified trading plan) must be filed with the Company’s Chief Legal Officer with an executed certificate stating that the trading plan complies with Rule 10b5-1 and meets the other requirements set forth above.
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